Exhibit 10.17

AGREEMENT

This Agreement is made this 15th day of December, 2002 (the “Effective Date”), by and between MBNA Corporation, a Maryland corporation with its head office in Wilmington, Delaware (together with its affiliates hereinafter the “Corporation”), and Norma Lerner.

In consideration of Alfred Lerner’s long service to and outstanding leadership of the Corporation and for the other reasons set forth below, the Corporation agrees to provide the following benefits to Norma Lerner and her family:

1.    Security.

The Corporation provided security for Mr. Lerner and his family pursuant to the Corporation’s Executive Protection Program. A threat assessment by an independent security consultant indicated significant risk to Mr. Lerner and his family due to his public profile. The Corporation’s management has determined to continue this security for Mr. Lerner’s wife, Norma Lerner, and his daughter, Nancy Beck, and her spouse and children because management wants there to be no question about the continued safety and well being of Mr. Lerner’s family after his death.

The Corporation shall continue the security services provided to Mrs. Lerner and Mrs. Beck and her spouse and children. The security services provided shall be the same as provided prior to Mr. Lerner’s death, and shall include use of corporate aircraft for business and personal travel, use of corporate vehicles with specially trained drivers, and home security and alarm systems and monitoring. The security services may be modified and may include other security and protective services as the Corporation’s officers deem appropriate based on the family’s security needs. The Corporation shall pay the entire cost of providing these security services, except that Mrs. Lerner shall reimburse the Corporation for the amount of corporate aircraft use for personal travel by the family members covered by this Agreement in excess of $250,000 annually, with the value determined using applicable IRS methods and rates.

2.    Personal Assistant and Office.

The Corporation will provide to Mrs. Lerner, at its expense, an office for corporate and personal business matters at a location and with appropriate furnishings and equipment and with appropriate administrative support as may be reasonably requested by Mrs. Lerner.

3.    Medical Benefits.

The Corporation will provide to Mrs. Lerner COBRA continuation of medical benefits for as long as she is eligible to receive them and, thereafter, supplemental Medicare benefits as currently provided in its policy for employees and spouses of employees after age 65. The Corporation will reimburse Mrs. Lerner for the cost of the premium payments for these benefits.

4.    Taxes.

The benefits provided under this Agreement may be taxable income to Mrs. Lerner. The Corporation shall report the benefit amounts as required by law. Mrs. Lerner shall be responsible for the payment of all taxes relating to these benefits.

5.    Term.

This Agreement shall continue in effect for Mrs. Lerner’s life.

6.    Other Provisions.

This Agreement may not be amended or changed, and neither party shall be deemed to have waived any provision of this Agreement, unless the amendment or change or waiver is set forth in a writing signed by a duly authorized officer of the Corporation and by Mrs. Lerner.

This Agreement shall be interpreted under the laws of the State of Delaware, without regard to principles of conflicts of laws.

The parties have executed this Agreement as of the date first above written.

/s/ Norma Lerner Norma Lerner

MBNA CORPORATION

By /s/ Lance L. Weaver Lance L. Weaver Chief Administrative Officer